Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

[Calvert Variable Series, Inc.][Calvert Variable Products, Inc]:

We consent to the use of our reports dated February [xx], 2013, with respect to the financial statements of the [Calvert VP Small Cap Growth Portfolio][Calvert VP SRI Equity Portfolio][Calvert VP Income Portfolio][Calvert VP Russell 2000 Small Cap Index Portfolio][Calvert VP S&P 500 Index Portfolio][Calvert VP Investment Grade Bond Index Portfolio] as of December 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Statements” in the Registration Statement on Form N-14.

[SIGNATURE]

Philadelphia, Pennsylvania

January 29, 2014